Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	NBCUniversal, LLC

Address of Joint Filer:	30 Rockefeller Plaza
New York, NY 10112

Relationship of Joint Filer to Issuer:	10% Owner

Name of Joint Filer:	NBCUniversal Media, LLC

Address of Joint Filer:	30 Rockefeller Plaza
New York, NY 10112

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Peloton Interactive, Inc. (PTON)

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	09/25/2019

Designated Filer:	Comcast Corporation

Signature:

NBCUNIVERSAL, LLC

By: /s/ Thomas J. Reid

Name: Thomas J. Reid

Title: Senior Executive Vice President

Date: September 25, 2019

Signature:

NBCUNIVERSAL MEDIA, LLC

By: /s/ Thomas J. Reid

Name: Thomas J. Reid

Title: Senior Executive Vice President

Date: September 25, 2019